Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Fiscal 2010 Third Quarter Results

FOR IMMEDIATE RELEASE

Cincinnati, OH—April 12, 2010, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported lower earnings for its 12-week fiscal third quarter ended March 9, 2010. Net earnings for the quarter decreased 40.6% to $2,023,710 compared to $3,409,754 last year. Diluted earnings per share declined to $.39 per share, from $.66 per share last year. Last year’s third quarter included a credit of $889,579 (before taxes) for the final settlement of a long-running legal issue. Sales declined 4.2% to $64,872,608 from $67,684,513 in last year’s third quarter.

For the first three quarters of fiscal 2010, sales were $221,753,296 falling 2.2% from $226,659,205 for the first three quarters of last year. Earnings decreased to $7,380,592 from $7,800,601. Diluted earnings per share fell to $1.42 from $1.51 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants decreased 3.4% in the third quarter. Record snowfalls for February hit our primary markets, driving down customer traffic in our restaurants.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 6.4% during the third quarter. The severe winter weather had an even stronger negative impact on our Golden Corral sales. Despite the lower sales, our Golden Corrals managed to post their fifth straight quarter of positive earnings.”

Excluding the settlement of last year’s legal issue, the decrease in normal operating earnings for the quarter can mostly be attributed to the decline in sales. Restaurant management did a very good job of reducing the impact of the weather by closely watching food and payroll costs during the heavy snows.

While the Company did not open any Big Boy restaurants in the third quarter, construction began or was ongoing on three new restaurants during the twelve weeks. Frisch’s operates 89 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The Company also operates 35 Golden Corral restaurants.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 9, 2010	March 10, 2009	March 9, 2010	March 10, 2009
Sales	$221,753	$226,659	$64,873	$67,685

Cost of sales
Food and paper	75,170	81,477	22,095	23,730
Payroll and related	74,323	74,263	21,838	22,116
Other operating costs	49,588	50,425	14,385	14,556

	199,081	206,165	58,318	60,402
Gross profit	22,672	20,494	6,555	7,283

Administrative and advertising	11,434	10,937	3,471	3,190
Franchise fees and other revenue	(971)	(969)	(282)	(277)
Gains on sale of assets	—	(1,116)	—	—
Litigation settlement	—	(890)	—	(890)

Operating profit	12,209	12,532	3,366	5,260

Interest expense	1,355	1,545	390	458

Earnings before income tax	10,854	10,987	2,976	4,802

Income taxes	3,473	3,186	952	1,392

NET EARNINGS	$7,381	$7,801	$2,024	$3,410

Earnings per share (EPS) of common stock:

Basic net earnings per share	$1.45	$1.53	$.40	$.67

Diluted net earnings per share	$1.42	$1.51	$.39	$.66

Diluted average shares outstanding	5,203	5,160	5,185	5,146

Depreciation included above	$10,712	$10,475	$3,276	$3,210

Opening expense included above	$419	$575	$193	$44

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 9, 2010	June 2, 2009
	(unaudited)
Assets
Current assets
Cash and equivalents	$2,421	$899
Receivables	1,725	1,549
Inventories	6,002	6,531
Other current assets	2,920	2,480

	13,068	11,459

Property and equipment	164,691	157,638

Other assets
Goodwill & other intangible assets	1,479	1,548
Property held for sale and land investments	3,675	3,218
Deferred income taxes and other	4,646	3,113

	9,800	7,879

	$187,559	$176,976

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,655	$8,038
Accrued expenses	9,183	11,555
Other	8,735	8,418

	29,573	28,011

Long-term obligations
Long-term debt	23,554	21,962
Other long-term obligations	14,433	12,626

	37,987	34,588

Shareholders’ equity	119,999	114,377

	$187,559	$176,976